EXHIBIT 3(a)

              RESTATED CERTIFICATE OF INCORPORATION
                               OF
                         AIRBORNE, INC.

     FIRST.    1.1  The name of the corporation is

                         AIRBORNE, INC.

     SECOND.   2.1  The address of its registered office in the
State of Delaware is 1013 Centre Road, in the City of Wilmington,
County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

     THIRD.    3.1  The nature of the business or purposes to be
conducted or promoted is:

                    3.1.1     To transport intrastate,
interstate, and/or foreign commerce by aircraft, motor, rail, water vehicle and/or other means of transportation, passengers, freight, securities and articles of merchandise of every nature and description, either directly, indirectly or as agent or
principal; to engage in and carry on the business of receiving, carrying, transporting, and delivering for compensation,
passengers, baggage, goods, wares, mail matter, packages,
freight, and merchandise of every kind and description, to, from and between airports, air terminals, railroad stations,
terminals, or wharves, and to, from and between any other places whatsoever, by fixed routes or otherwise either public, quasi-
public, or private; to engage in and carry on a general shipping and forwarding business, a general transfer, express and baggage business; to engage in and carry on a general taxi business; to engage in and carry on a general trucking, contracting, cooperage and stevedore business, to engage in and carry on a general
brokerage, factoring and import-export business; and to contract with air carriers, railroads, warehouses, water carriers, motor carriers and transportation lines or carriers of every kind, as well as with corporation, copartnerships, business concerns of every kind, individuals, and the public in general, covering, relating, or incidental to any of the foregoing purposes.

                    3.1.2     It is the purpose of this
corporation to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and none of the above-stated purposes shall be or be deemed to be in limitation of such general purposes.

     FOURTH.   4.1  The total number of shares of all classes of
capital stock which the corporation shall have authority to issue is one hundred twenty-six million (126,000,000), of which six million (6,000,000) shares shall be Preferred Stock, without par value, issuable in one or more series, and one hundred twenty million (120,000,000) shares shall be Common Stock, par value One
Dollar ($1.00) per share, amounting in the aggregate to One
Hundred Twenty Million Dollars ($120,000,000).

               4.2  The Board of Directors is hereby expressly
authorized, at any time or from time to time, to divide any or all of the shares of Preferred Stock into one or more series, and in the resolution or resolutions establishing a particular
series, before issuance of any of the shares thereof, to fix and determine the number of shares and the designation of such
series, so as to distinguish it from the shares of all other series and classes, and to fix and determine the preferences, voting rights, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the Preferred Stock or of such series to the fullest extent now or hereafter permitted by the laws of the State of
Delaware, including, but not limited to, the variations between different series in the following respects:

                    4.2.1     The distinctive designation of such
series and the number of shares which shall constitute such
series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

                    4.2.2     The annual dividend rate for such
series, and the date or dates from which dividends shall commence to accrue;

                    4.2.3     The price or prices at which, and
the terms and conditions on which, the shares of such series may be made redeemable;

                    4.2.4     The purchase or sinking fund
provisions, if any, for the purchase or redemption of shares of such series;

                    4.2.5     The preferential amount or amounts
payable upon shares of such series in the event of the
liquidation, dissolution or winding up of the corporation;

                    4.2.6     The voting rights, if any, of
shares of such series;

                    4.2.7     The terms and conditions, if any,
upon which shares of such series may be converted and the class or classes or series of shares of the corporation or other
securities into which such shares may be converted;

                    4.2.8     The relative seniority, parity or
junior rank of such series as to dividends or assets with respect to any other classes or series of stock then or thereafter to be issued; and

                    4.2.9     Such other terms, qualifications,
privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares of such series as the Board of Directors may, at the time of such resolution or resolutions, lawfully fix and determine under the laws of the
State of Delaware.

               Unless otherwise provided in a resolution or
resolutions establishing any particular series, the aggregate number of authorized shares of Preferred Stock may be increased by an amendment of the Certificate of Incorporation approved solely by a majority vote of the outstanding shares of Common
Stock (or solely with a lesser vote of the Common Stock, or
solely by action of the Board of Directors, if permitted by law at the time).

               All shares of any one series shall be alike in
every particular, except with respect to the accrual of dividends prior to the date of issuance.

        SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

                         Section 1.  Designation and Number of
Shares. The shares of such series shall be designated as "Series
A Participating Cumulative Preferred Stock (without par value)"
(the "Series A Preferred Stock"). The number of shares initially constituting the Series A Preferred Stock shall be 300,000;
provided, however, that, if more than a total of 300,000 shares of Series A Preferred Stock shall be issuable by the corporation upon the exercise of Rights (the "Rights") outstanding under the
Rights Agreement dated as of February 14, 1997 between Airborne
Freight Corporation, a Delaware corporation ("ABF"), and The Bank of New York, a New York banking corporation, as Rights Agent (the
"Rights Agreement"), following the date (the "Effective Date") on which the corporation succeeds to the rights and obligations of
ABF under the Rights Agreement in connection with the merger pursuant to which ABF becomes a wholly-owned subsidiary of the corporation, the Board of Directors of the corporation, pursuant to Section 151(g) of the General Corporation Law of the State of
Delaware, shall direct by resolution or resolutions that a
certificate be properly executed, acknowledged, filed and
recorded, in accordance with the provisions of Section 103
thereof, providing for the total number of shares of Series A
Preferred Stock authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

                         Section 2.  Dividends or Distributions.
(a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of
Directors, out of the assets of the corporation legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the
Board of Directors of the corporation shall approve (each such date being referred to herein as a "Quarterly Dividend Payment
Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of
Series A Preferred Stock, in the amount of $30 per whole share
(rounded to the nearest cent) less the amount of all cash
dividends declared on the Series A Preferred Stock pursuant to the following clause (2) since the immediately preceding
Quarterly Dividend Payment Date or, with respect to the first
Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be less than zero) and
(2) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number
(as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the corporation shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or
distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the
Common Stock. As used herein, the "Formula Number" shall be 200;
provided, however, that, if at any time after the Effective Date, the corporation shall (i) declare or pay any dividend on the
Common Stock payable in shares of Common Stock or make any
distribution on the Common Stock in shares of Common Stock, (ii)
subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or
(iii) combine (by a reverse stock split or otherwise) the
outstanding shares of Common Stock into a smaller number of
shares of Common Stock, then in each such event the Formula
Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of
Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common
Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that, if at any time after the Effective Date, the
corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of
Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common
Stock prior to such merger, reclassification or change.

                              (b)  The corporation shall declare
a dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common
Stock); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in shares of
Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of
$30 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
The Board of Directors may fix a record date for the
determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

                              (c)  Dividends shall begin to
accrue and be cumulative on outstanding shares of Series A
Preferred Stock from and after the Quarterly Dividend Payment
Date next preceding the date of original issue of such shares of
Series A Preferred Stock; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of Series A Preferred
Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly
Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock which are originally issued prior to the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a
quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original
issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred
Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

                              (d)  So long as any shares of the
Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Stock shall have been declared.

                              (e)  The holders of the shares of
Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

                         Section 3.  Voting Rights.  The holders
of shares of Series A Preferred Stock shall have the following voting rights:

                              (a)  Each holder of Series A
Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A
Preferred Stock held of record on each matter on which holders of the Common Stock or stockholders generally are entitled to vote, multiplied by the maximum number of votes per share which any holder of the Common Stock or stockholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

                              (b)  Except as otherwise provided
herein or by applicable law, the holders of shares of Series A
Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the corporation and on all other matters submitted to a vote of
stockholders of the corporation.

                              (c)  If, at the time of any annual
meeting of stockholders for the election of directors, the
equivalent of six quarterly dividends (whether or not
consecutive) payable on any share or shares of Series A Preferred
Stock are in default, the number of directors constituting the
Board of Directors of the corporation shall be increased by two.
In addition to voting together with the holders of Common Stock for the election of other directors of the corporation, the
holders of record of the Series A Preferred Stock, voting
separately as a class to the exclusion of the holders of Common
Stock, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all
dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the corporation, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A
Preferred Stock equal to the Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the
affirmative vote of the holders of the shares of Series A
Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the
holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the
Board of Directors shall be reduced by two. The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred
Stock in this Section 3.

                              (d)  Except as provided herein, in
Section 11 or by applicable law, holders of Series A Preferred
Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

                         Section 4.  Certain Restrictions. (a)
Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid
dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the corporation shall not

                                   (i)  declare or pay dividends
on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                                   (ii) declare or pay dividends
on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation,
dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in
arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                                   (iii)     redeem or purchase
or otherwise acquire for consideration shares of any stock
ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock;
provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                                   (iv) purchase or otherwise
acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A
Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of
Directors) to all holders of such shares upon such terms as the
Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective
series or classes.

                              (b)  The corporation shall not
permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (a) of this Section
4, purchase or otherwise acquire such shares at such time and in such manner.

                         Section 5.  Liquidation Rights.  Upon
the liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, no distribution shall be made
(1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and
distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $100 per whole share or (y) an aggregate amount per share equal to the
Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A
Preferred Stock, except distributions made ratably on the Series
A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

                         Section 6.  Consolidation, Merger, etc.
In case the corporation shall enter into any consolidation,
merger, combination or other transaction in which the shares of
Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the
aggregate amount of stock, securities, cash or any other property
(payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 6 and Section 2 appear to apply to a
transaction, this Section 6 will control.

                         Section 7.  No Redemption; No Sinking
Fund. (a) The shares of Series A Preferred Stock shall not be subject to redemption by the corporation or at the option of any holder of Series A Preferred Stock except as set forth in Section
5 of Article Fourth of the Restated Certificate of Incorporation
of the corporation; provided, however, that the corporation may purchase or otherwise acquire outstanding shares of Series A
Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

                              (b)  The shares of Series A
Preferred Stock shall not be subject to or entitled to the
operation of a retirement or sinking fund.

                         Section 8.  Ranking.  The Series A
Preferred Stock shall rank junior to all other series of
Preferred Stock of the corporation unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other
special rights of the shares of such series and the
qualifications, limitations and restrictions thereof.

                         Section 9.  Fractional Shares. The
Series A Preferred Stock shall be issuable upon exercise of the
Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-hundredth of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, exercise voting rights, participate in
distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional
shares, the corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect
(a) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-hundredths of a share or any integral multiple thereof or (b) to issue depository
receipts evidencing such authorized fraction of a share of Series
A Preferred Stock pursuant to an appropriate agreement between the corporation and a depository selected by the corporation;
provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the
Series A Preferred Stock.

                         Section 10.  Reacquired Shares.  Any
shares of Series A Preferred Stock purchased or otherwise
acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the
provisions of Section 4.2 of this Article Fourth.

                         Section 11.  Amendment.  None of the
powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein or in the Certificate of Incorporation shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of
Series A Preferred Stock, voting as a separate class; provided, however, that no such amendment approved by the holders of at least 66-2/3% of the outstanding shares of Series A Preferred
Stock shall be deemed to apply to the powers, preferences, rights or privileges of any holder of shares of Series A Preferred Stock originally issued upon exercise of the Rights after the time of such approval without the approval of such holder.

                    4.3  Except for and subject to those rights
expressly granted to the holders of Preferred Stock or any series thereof by resolution or resolutions adopted by the Board of
Directors pursuant to Section 4.2 of this Article Fourth and except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of shareholders.

                    4.4.1     The Bylaws shall divide the
directors into three classes and prescribe the tenure of office of the several classes; but such Bylaws shall not provide for the election of any class for a period shorter than from the time of election following the division into classes until the next
annual meeting, and thereafter for a period shorter than the interval between annual meetings or for a period longer than three years and shall provide that the term of the office of at least one class shall expire each year.  At all elections of directors, voting shall be by class.

                    4.4.2     At all elections of directors of
the corporation, each holder of shares of Common Stock shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of
directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

     FIFTH.    The corporation is to have perpetual existence.

     SIXTH.    6.1  In furtherance and not in limitation of the
powers conferred by statute, the board of directors is expressly authorized:

                    6.1.1     To make, alter or repeal the bylaws
of the corporation.

                    6.1.2     To authorize and cause to be
executed mortgages and liens upon the real and personal property of the corporation.

                    6.1.3     To set apart out of any of the
funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                    6.1.4     By a majority of the whole board,
to designate one or more committees, each committee to consist of two or more of the directors of the corporation. The board may designate one or more directors as alternate members of any
committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

                    6.1.5     When and as authorized by the
affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders'
meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its
corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of
directors shall deem expedient and for the best interests of the corporation.

     SEVENTH.  7.1  Whenever a compromise or arrangement is
proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the
State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the
Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the
stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such
compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     EIGHTH.   8.1  Meetings of shareholders may be held within
or without the State of Delaware as the Bylaws may provide.
Notwithstanding any provision of law, no action may be taken by the shareholders, including without limitation amendment of this
Certificate or of the Bylaws, except at a meeting duly called in accordance with the Bylaws.

               8.2  The books of this corporation may be kept
(subject to any provision contained in the statutes) outside the
State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation. Election of Directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

     NINTH.    9.1  The corporation shall at all times indemnify
its officers and directors from and against all expenses and liabilities of whatsoever nature to the full extent permitted by
Delaware law, and without limiting the generality of the
foregoing, shall indemnify any director or officer or any former director or former officer or any person who may have served at its request as a director or officer of another corporation, and the heirs, personal representatives and estates of each of them, against all costs and expenses including attorneys' fees
reasonably incurred by him or imposed on him in connection with any action, proceeding or investigation of whatsoever nature, civil, administrative or criminal (including any shareholder's action and any other action in which the corporation is a party, plaintiff or defendant) in which he is or may be made a party or is proceeded against or involved by reason of any action
whatsoever alleged to have been taken by him or omitted by him as such director or officer, and against any liabilities, judgments, fines, penalties or damages imposed against him in such action, proceeding or investigation, or sums paid in settlement or
compromise thereof with the approval of the Board of Directors;
provided, that the provisions of this paragraph shall not apply unless such person acted in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and shall not apply if such person shall be duly and finally adjudged
(1) to be guilty of willful misconduct, bad faith or gross
negligence in the performance of his duties to the corporation, in a derivative action or one brought by the corporation, or (2)
to be guilty of willful misconduct or bad faith, if such action or proceeding is brought by a third party.

               9.2  Expenses incurred in defending such action,
proceeding or investigation may be paid by the corporation in advance of the final disposition thereof as authorized by the
Board of Directors in the specific case and upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

               9.3  The corporation shall have power to purchase
and maintain insurance on behalf of any person who is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee and agent of another corporation, partnership, joint venture, trust or other enterprise against any liability whatsoever asserted against him and incurred by him in any such capacity or arising out of his status as such, and against any and all expenses in connection therewith, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this certificate of
incorporation or under Delaware law.

          TENTH.    10.1  The corporation reserves the right to
amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          ELEVENTH. 11.1  A higher than majority shareholder vote
for certain Business Combinations shall be required as follows
(all capitalized terms being used as subsequently defined
herein):

                    (a)  In addition to any affirmative vote
required by law or the Certificate of Incorporation, and except as otherwise expressly provided in Section 11.2 of this Article
Eleventh:

                         (1)  any merger or consolidation of the
corporation or any Subsidiary with (A) any Interested Shareholder or with (B) any other corporation (whether or not itself an
Interested Shareholder) which is, or after such merger or
consolidation would be, an Affiliate or Associate of an
Interested Shareholder;

                         (2)  any sale, lease, exchange,
mortgage, pledge, transfer or other disposition (in one
transaction or a series of transactions) to or with any
Interested Shareholder or any Affiliate or Associate of any
Interested Shareholder of any assets of the corporation or any
Subsidiary having an aggregate Fair Market Value of $10,000,000 or more;

                         (3)  the issuance or sale by the
corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any
Subsidiary to any Interested Shareholder or any Affiliate or
Associate of any Interested Shareholder in exchange for cash, securities or other consideration (or a combination thereof)
having an aggregate Fair Market Value of $10,000,000 or more;

                         (4)  the adoption of any plan or
proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Shareholder or any
Affiliate or associate of any Interested Shareholder; or

                         (5)  any reclassification of securities
(including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of it Subsidiaries or any transaction (whether or not with or into or otherwise involving an Interested Shareholder)
which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity
securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any
Affiliate or Associate of any Interested Shareholder; shall
require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of common stock of the corporation entitled to vote in an annual election of directors, and at least 80% of the voting power of all shares of all classes of capital stock of the corporation entitled to vote in an annual election of directors (all such stock of all classes constituting the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser
percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

                    (b)  The term "Business Combination" as used
in this Article Eleventh shall mean any transaction which is referred to in any one or more of clauses (1) through (5) of paragraph (a) of Section 11.1 of this Article Eleventh.

               11.2 The provisions of Section 11.1 of this
Article Eleventh shall not be applicable to any Business
Combination, and such Business Combination shall require only such affirmative vote (if any) as is required by law, any other provision of the Certificate of such corporation or any agreement with any national securities exchange, if all of the conditions specified in either of the following paragraphs (a) or (b) are met:

                    (a)  The Business Combination shall have been
approved by a majority of the Continuing Directors; or

                    (b)  All of the following six conditions
shall have been met:

                         (1)  The transaction constituting the
Business Combination shall provide for a consideration to be received by holders of Common Stock in exchange for their stock, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

                              (A)  (if applicable) the highest
per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested
Shareholder which were acquired (i) within the two-year period immediately prior to the first public announcement of the
proposed Business Combination (the "Announcement Date") or (ii)
in the transaction in which it became an Interested Shareholder, whichever is higher; and

                              (B)  the Fair Market Value per
share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder
(the "Determination Date"), whichever is higher.

                         (2)  If the transaction constituting the
Business Combination shall provide for a consideration to be received by holders of any class of outstanding Voting Stock other than Common Stock, the aggregate amount of the cash and the
Fair Market Value as of the date of the consummation of the
Business Combination of consideration other than cash to be
received per share by holders of shares of such Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (b)(2) shall be required to be met with respect to every class of outstanding
Voting Stock, whether or not the Interested Shareholder
beneficially owns any shares of a particular class of Voting
Stock):

                              (A)  (if applicable) the highest
per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class of Voting Stock beneficially owned by the
Interested Shareholder which were acquired (i) within the two-
year period immediately prior to the Announcement Date or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

                              (B)  (if applicable) the highest
preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any
voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

                              (C)  the Fair Market Value per
share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

                         (3)  The consideration to be received by
holders of a particular class of outstanding Voting Stock
(including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of such class of
Voting Stock which are beneficially owned by the Interested
Shareholder. If the Interested Shareholder beneficially owns shares of any class of Voting Stock which were acquired with varying forms of consideration, the form of consideration to be received by holders of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock beneficially owned by it.

                         (4)  After such Interested Shareholder
has become an Interested Shareholder and prior to the
consummation of such Business Combination: (A) there shall have been (i) no reduction in the annual rate of dividends paid on the
Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the
Continuing Directors, and (ii) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock
split), recapitalization, reorganization or any similar
transaction which has the effect of reducing the number of
outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the
Continuing Directors; and (B) such Interested Shareholder shall not have become the beneficial owner of any additional shares of
Voting Stock except as part of the transaction in which it became an Interested Shareholder.

                         (5)  After such Interested Shareholder
has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly
(except proportionately as a shareholder), of any loans,
advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the
corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                         (6)  A proxy or information statement
describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

               11.3 For the purposes of this Article Eleventh:

                    (a)  A "person" shall mean any individual,
firm, corporation or other entity.

                    (b)  "Interested Shareholder" at any
particular time shall mean any person (other than the corporation or any Subsidiary) who or which:

                         (1)  is at such time the beneficial
owner, directly or indirectly, of more than 20% of the voting power of the outstanding Voting Stock;

                         (2)  is at such time a director of the
corporation and at any time within the two-year period
immediately prior to such time was the beneficial owner, directly or indirectly, of more than 20% of the voting power of the then outstanding Voting Stock; or

                         (3)  is at such time an assignee of or
has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to such time beneficially owned by any
Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of
transactions not involving a public offering within the meaning of the Securities Act of 1933.

                    (c)  A person shall be a "beneficial owner"
of any shares of Voting Stock:

                         (1)  which such person or any of its
Affiliates or Associates beneficially owns, directly or
indirectly;

                         (2)  which such person or any of its
Affiliates or Associates has (A) the right to acquire (whether or not such right is exercisable immediately) pursuant to any
agreement, arrangements or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or
otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

                         (3)  which are beneficially owned,
directly or indirectly, by any other person with which such
person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring,
holding, voting or disposing of any shares of Voting Stock.

                    (d)  For the purposes of determining whether
a person is an Interested Shareholder pursuant to paragraph (b)
of this Section 11.3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by an
Interested Shareholder through application of paragraph (c) of this Section 11.3 but shall not include any other shares of
Voting Stock which may be issuable pursuant to any agreement, arrangements or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

                    (e)  "Affiliate" or "Associate" shall have
the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange
Act of 1934, as in effect on March 1, 1984 (the term "registrant"
in said Rule 12b-2 meaning in this case the corporation).

                    (f)  "Subsidiary" means any corporation of
which a majority of any class of equity security is owned,
directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (b) of this Section 11.3, the term
"Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

                    (g)  "Continuing Director" means any member
of the Board of Directors of the corporation who is unaffiliated with, and not a representative of, the Interested Shareholder and was a member of the Board of Directors prior to the time that the
Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with and not a representative of, the Interested Shareholder and is
recommended to succeed a Continuing Director by a majority of the
Continuing Directors then on the Board of Directors.

                    (h)  "Fair Market Value" means:  (1) in the
case stock of the corporation, the highest closing sale price during a 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock
Exchange-Listed Stocks ("Composite Tape"), or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange
(NYSE), or, if such stock is not listed on the NYSE, on the
principal United States securities exchange registered under the
Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price or closing bid quotation (whichever is higher, if both are reported) with respect to a share of such stock
during the 30-day period preceding the date in question on the
National Association of Securities Dealers, Inc. Automated
Quotations System ("NASDAQ") or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; (2) in the case of securities, other than stock of the corporation, which are registered under Section
12 of the 1934 Act, the mean (average) of the closing sale prices for the five business days prior to the date in question for such securities on the Composite Tape, or if such securities are not listed on the NYSE, on the principal United States securities exchange registered under the 1934 Act on which such securities are listed, or, if such securities are not listed on any such exchange but are listed on the NASDAQ national list or national market system, the average closing sale price or closing bid quotation (whichever is higher, if both are reported) for the five business days prior to the date in question, as quoted on the NASDAQ system, or if such securities are not so listed or such quotations are not available, then the Market Value of such securities as determined by the Board of Directors in good faith;
and (3) in the case of property other than cash or securities of the type described above, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

                    (i)  In the event of any Business Combination
in which the corporation survives, the phrase "consideration other than cash to be received" as used in paragraph (b) of
Section 11.2 of this Article Eleventh shall include the shares of
Common Stock and/or the shares of any other class of outstanding
Voting Stock retained by the holders of such shares.

               11.4 The Board of Directors shall have the power
and duty to determine for the purpose of this Article Eleventh, on the basis of information known to them after reasonable
inquiry (a) whether a person is an Interested Shareholder, (b)
the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, and (d) whether the assets which are the subject of any business transaction which may be a Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any
transaction which may be a Business Combination has, an aggregate
Fair Market Value of $10,000,000 or more. Any such determination made in good faith shall be binding and conclusive on all
parties.

               11.5 Nothing contained in this Article Eleventh
shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

               11.6 Notwithstanding any other provisions hereof
or of law, the Certificate of Incorporation or the Bylaws of the
corporation, the affirmative vote of the holders of at least 80%
of the voting power of the then outstanding shares of Common
Stock, and at least 80% of the voting power of all of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with this Article Eleventh.

     TWELFTH.  12.1  No director of the corporation shall be
personally liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that this Article Twelfth shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (or
successor provision), or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Twelfth shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     DATED as of the 15th day of December, 2000.

                              AIRBORNE FREIGHT CORPORATION,
                              Incorporator

                              By  /s/   David C. Anderson
                                   David C. Anderson
                                   Corporate Secretary